Castle Brands Announces Fourth Quarter and Fiscal 2014 Results

Net Sales Increase 16.2% Driven by Strong Growth of Whiskeys and Rum

NEW YORK — June 30, 2014 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter and year ended March 31, 2014.

Operating highlights for the fiscal year ended March 31, 2014:

•	Net sales increased 16.2% to $48.1 million for fiscal 2014, as compared to $41.4 million in the prior fiscal year.

•	EBITDA, as adjusted, turned positive to a gain of $0.5 million for fiscal 2014, compared to a loss of ($0.7) million for fiscal 2013.

•	Very strong growth of Jefferson’s bourbons and rye and Irish whiskeys led to a 43.5% increase in whiskey revenues from the prior year.

•	Gosling’s Rum continued its strong growth trend with case sales up 14.2% from the prior year.

•	Gosling’s Stormy Ginger Beer case sales increased 63% to approximately 429,000 cases from approximately 264,000 in the prior year.

•	Purchased $5.0 million of bulk aged bourbon (including $4.2 million purchased in early April 2014).

•	Raised $8.2 million of additional equity capital through the exercise of warrants to purchase 10.1 million shares of common stock and the issuance of $4.3 million of common stock in an at-the-market (“ATM”) offering.

“Our strong sales force and effective marketing programs continued to drive substantial growth of our core brands. This ability to scale our business has led to improved operating performance over the last five years. In fiscal 2014, we were able to continue that growth and show positive EBITDA, as adjusted, for the first year in the Company’s history. We view this as an important turning point and expect the trends of sales growth and cost containment to continue.” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“In February 2014, 10.1 million of our outstanding warrants were exercised, which eliminated future non-cash charges related to warrant valuation. We also raised $4.3 million through an ATM offering. Together, these generated a total of $8.2 million of new equity capital for Castle Brands. In addition, our increased stock price and volume allowed us to force the conversion of all of our preferred stock into common stock, which simplified our capital structure and eliminated the 10% preferred dividend and its effect on net income attributable to common shareholders going forward,” Mr. Lampen added.

“The continued success of Jefferson’s brings additional requirements for aged bourbon and finished goods inventory. To provide long-term bourbon supplies, we purchased $5 million of aged bourbon. The Company financed the bulk bourbon purchases through the placement of $2.1 million of 5% convertible notes (convertible into common at $0.90 per share), proceeds from the exercise of warrants and the issuance of common stock through the ATM offering. These funds also enabled us to support the growth of our other core brands, including our fast growing Irish whiskeys,” said John Glover, Chief Operating Officer of Castle Brands.

“Gosling’s volume was approximately 160,000 cases, up 14.2% in fiscal 2014 as compared to fiscal 2013. Sales of Gosling’s Stormy Ginger Beer increased 63% to 429,000 cases in fiscal 2014. It is encouraging to see this continued growth of Gosling’s Stormy Ginger Beer, as it bodes well for the Dark ‘n Stormy® cocktail, an important driver of Gosling’s sales,” Mr. Glover added.

In the fourth quarter of fiscal 2014, the Company had net sales of $12.5 million, a 15.6% increase from net sales of $10.8 million in the comparable prior-year period. Loss from operations was ($0.5) million in the fourth quarter of fiscal 2014 as compared to a loss of ($2.7) million for the prior-year period, which prior-year period included a ($1.7) non-cash loss on disposition of wine assets. Net loss attributable to common shareholders was ($0.6) million, or $(0.00) per basic and diluted share, in the fourth quarter of fiscal 2014, as compared to ($3.3) million, or $(0.03) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2014 improved to a gain of $0.35 million, compared to a loss of ($0.03) million for the prior-year period.

The Company had net sales of $48.1 million for fiscal 2014, an increase of 16.2% from $41.4 million in fiscal 2013. This sales growth was driven by increased rum and whiskey sales in the U.S. and international markets. Loss from operations was ($1.3) million for fiscal 2014, as compared to a loss from operations of ($4.4) million for fiscal 2013, which included a non-cash loss of ($1.7) million on disposition of wine assets. Including a ($5.4) million non-cash charge for the change in fair value of warrant liability and ($3.1) million of other net non-cash charges, the net loss attributable to common shareholders was ($9.3) million, or $(0.08) per basic and diluted share, in fiscal 2014. This compares to a net loss attributable to common shareholders of ($6.2) million or $(0.06) per basic and diluted share, in fiscal 2013, which included a $0.3 million non-cash gain on the change in fair market value of warrant liability.

EBITDA, as adjusted, for fiscal 2014 improved to a gain of $0.5 compared to a loss of ($0.7) million for the prior-year.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to non-controlling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, Celtic Honey® Liqueur and Castello Mio® Sambuca. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2014 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(unaudited)		Twelve Months Ended March 31,
	2014	2013	2014	2013
Sales, net*	$12,482,870	$10,799,161	$48,140,483	$41,442,994
Cost of sales*	7,629,958	6,808,525	30,336,667	26,438,238
Provision for obsolete inventory	200,000	564,005	200,000	684,830

Gross profit	4,652,912	3,426,631	17,603,816	14,319,926

Selling expense	3,332,827	2,984,994	12,529,684	11,265,108
General and administrative expense	1,649,836	1,170,081	5,533,711	4,820,845
Depreciation and amortization	215,490	228,787	860,254	920,305
Loss on wine assets	—	1,715,728	—	1,715,728

Loss from operations	(545,241)	(2,672,959)	(1,319,833)	(4,402,060)

Loss from equity investment in non-consolidated affiliate	(49,843)	(3,841)	(502,518)	(22,549)
Foreign exchange loss	(224,148)	(156,609)	(284,962)	(247,431)
Interest expense, net	(283,188)	(181,962)	(1,062,219)	(587,308)
Net change in fair value of warrant liability	—	69,770	(5,392,594)	302,734
Income tax benefit	479,300	7,235	590,414	118,349

Net loss	(623,120)	(2,938,366)	(7,971,712)	(4,838,265)
Net income attributable to noncontrolling interests	(193,786)	(177,372)	(935,035)	(610,492)

Net loss attributable to controlling interests	(816,906)	(3,115,738)	(8,906,747)	(5,448,757)

Dividend to preferred shareholders	185,989	(191,889)	(384,599)	(744,468)

Net loss attributable to common shareholders	$(630,917)	$(3,307,627)	$(9,291,346)	$(6,193,225)

Net loss attributable to common stockholders per common share, basic and diluted	(0.00)	(0.03)	(0.08)	(0.06)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	134,321,408	108,611,377	116,511,444	108,508,652

• Sales, net and Cost of sales include excise taxes of $1,664,018 and $1,483,570 for the three months ended March 31, 2014 and 2013, respectively, and $6,420,730 and $5,964,374 for the years ended March 31, 2014 and 2013, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2014	2013	2014	2013
Net loss attributable to common shareholders	$(630,917)	$(3,307,627)	$(9,291,346)	$(6,193,225)

Adjustments:
Interest expense, net	283,188	181,962	1,062,219	587,308
Income tax benefit, net	(479,300)	(7,235)	(590,414)	(118,349)
Depreciation and amortization	215,490	228,787	860,254	920,305

EBITDA (loss)	(611,539)	(2,904,113)	(7,959,287)	(4,803,961)

Allowance for doubtful accounts	366,737	70,000	403,049	86,869
Allowance for obsolete inventory	200,000	564,005	200,000	684,830
Stock-based compensation expense	112,529	66,052	393,914	282,314
Loss on wine assets	—	1,715,728	—	1,715,728
Loss from equity investment in non-consolidated affiliate	49,843	3,841	502,518	22,549
Foreign exchange loss	224,148	156,609	284,962	247,431
Net change in fair value of warrant liability	—	(69,770)	5,392,594	(302,734)
Net income attributable to noncontrolling interests	193,786	177,372	935,035	610,492
Dividend to preferred shareholders	(185,989)	191,889	384,599	744,468

EBITDA, as adjusted	$349,515	$(28,387)	$537,384	$(712,014)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com